Exhibit 99.1

For Immediate Release February 7, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne Charness (News Media) 401-727-5983
Hasbro Reports Fourth Quarter and Full-Year 2012 Financial Results and Declares 11% Increase in Quarterly Dividend
•	2012 net revenues declined 2% to $4.19 billion excluding foreign exchange; net revenues as reported for the full-year 2012 were $4.09 billion compared to $4.29 billion in 2011;
•
2012 net earnings were $370.8 million, or $2.81 per diluted share, excluding pre-tax charges of $47.2 million, or $0.26 per diluted share, associated with restructuring actions;  as reported, 2012 net earnings were $336.0 million, or $2.55 per share, compared to $385.4 million, or $2.82 per diluted share in 2011;

•	During the fourth quarter 2012, the Company commenced a cost savings initiative targeting $100 million in annual savings by 2015;
•	Full-year 2012 operating profit margin increased to 14.7% from 14.2% (excluding restructuring charges in both years) led by gains in the U.S. and Canada Segment profitability;
•	Generated $534.8 million in operating cash flow during 2012;
•	Company Board of Directors raises quarterly dividend 11% to $0.40 per share.

Pawtucket, RI (February 7, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2012.  Net revenues for the full-year 2012 were $4.09 billion compared to $4.29 billion in 2011.  Excluding a negative $98.5 million impact of foreign exchange, net revenues declined 2% to $4.19 billion.

Net earnings for the full-year 2012 were $336.0 million, or $2.55 per diluted share, versus $385.4 million, or $2.82 per diluted share, in 2011.  2012 net earnings include $47.2 million pre-tax, or $0.26 per diluted share, of restructuring charges.  Excluding these charges, net earnings were $370.8 million, or $2.81 per diluted share.  Additionally, full-year 2012 earnings per share include $0.10 per diluted share from the negative impact of foreign exchange.

The Company's reported 2011 earnings per diluted share included the impact of a $20.5 million favorable tax adjustment, or $0.15 per diluted share, and pre-tax expense of $14.4 million, or $0.07 per diluted share, related to costs associated with establishing Hasbro's Gaming Center of Excellence in Rhode Island.  Earnings per diluted share for 2011 excluding these two items were $2.74.

For the fourth quarter 2012, the Company reported net revenues of $1.28 billion compared to $1.33 billion in 2011.  Foreign exchange had an $8.2 million negative impact on revenues in the quarter.  The Company reported net earnings for the quarter of $130.3 million or $0.99 per diluted share, including $36.0 million pre-tax, or $0.21 per share, in restructuring charges, versus $139.1 million or $1.06 per diluted share in 2011.  Excluding these charges, fourth quarter net earnings were $157.4 million, or $1.20 per diluted share.

"In 2012, we achieved many important objectives for the year, including improving the U.S. and Canada segment operating profit margin to 15.1%, growing our Games and Girls categories and driving 16% revenue growth in the emerging markets while improving profitability," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "We did, however, face difficult year-over-year comparisons and a challenging holiday season in certain geographies."

"We also began an important next step in realizing our full potential as brand builders, with the implementation of a cost savings initiative designed to better align resources and costs while delivering $100 million in annual savings by 2015," continued Goldner.  "Our strategy during the past several years has focused on delivering compelling brand innovation while investing in and establishing the capabilities required for developing content-rich brand initiatives that consumers and retailers around the world want.  With the investments in these capabilities in place, we are now taking the next step to increase our organization's focus around fewer multi-platform global brand opportunities that are integrating play through digital and analog experiences."

"Hasbro remains in a strong financial position," said Deborah Thomas, Hasbro's Chief Financial Officer.  "In 2012, we generated $535 million in operating cash flow, reduced inventory at Hasbro and at our retailers and we improved our operating profit margin, absent restructuring charges, versus 2011.  We are taking the steps we believe necessary to lower our cost base and better align our resources behind our greatest long-term opportunities.  We remain committed to investing in the long-term growth of Hasbro and delivering strong shareholder returns including our dividend and share repurchase program.  Our ability to raise the dividend for the ninth time in ten years is based on the confidence we have in the long-term prospects for Hasbro."

Dividend and Share Repurchase

Hasbro's Board of Directors has declared a quarterly cash dividend of $0.40 per common share.  This represents an increase of $0.04 per share, or 11%, from the previous quarterly dividend of $0.36 per common share.  The dividend will be payable on May 15, 2013 to shareholders of record at the close of business on May 1, 2013.

The Company paid $225.5 million in cash dividends to shareholders during 2012, including the $46.6 million accelerated payment of its fourth quarter dividend historically paid in February.

Additionally, Hasbro repurchased a total of 2.7 million shares of common stock during 2012 at a total cost of $100.0 million and an average price of $37.11 per share.  At year-end, $127.3 million remained available in the current share repurchase authorization.

Full-Year 2012 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2012	FY 2011	% Change	FY 2012	FY 2011	% Change
U.S. and Canada	$2,116.3	$2,253.5	-6%	$319.1	$278.4	+15%
International	$1,782.1	$1,861.9	-4%	$215.5	$270.6	-20%
Entertainment and Licensing	$181.4	$162.2	+12%	$53.2	$42.8	+24%

U.S. and Canada segment net revenues were $2.12 billion compared to $2.25 billion in 2011.  The segment's results reflect growth in the Girls and Games categories, which was more than offset by declines in Boys and Preschool.  The U.S. and Canada segment reported 15% operating profit growth to $319.1 million, or 15.1% of revenues, compared to $278.4 million, or 12.4% of revenues, in 2011.

Net revenues in the International segment grew 1% absent the negative $97.9 million impact of foreign exchange.  Including the impact of foreign exchange, International segment net revenues were $1.78 billion, down 4%, compared to $1.86 billion in 2011.  Revenue in the International segment reflects 8% growth in Latin America offset by a decline in Europe and Asia Pacific.  Additionally, the Games and Preschool category were flat in 2012, while Boys and Girls declined.  The International segment reported an operating profit of $215.5 million compared to $270.6 million in 2011.

Entertainment and Licensing segment net revenues increased 12% to $181.4 million compared to $162.2 million in 2011.  The segment continued to benefit from the sale of television programming in all formats in the U.S. and internationally offset by lower movie-related revenues. The Entertainment and Licensing segment reported 24% operating profit growth to $53.2 million compared to $42.8 million in 2011.

Full-Year 2012 Product Category Performance

	Net Revenues ($ Millions)
	FY 2012	FY 2011	% Change
Boys	$1,577.0	$1,821.5	-13%
Games	$1,192.1	$1,169.7	+2%
Girls	$792.3	$741.4	+7%
Preschool	$527.6	$553.0	-5%

In the Boys category, net revenues decreased 13% to $1.58 billion.  MARVEL branded products, driven primarily by MARVEL'S THE AVENGERS and THE AMAZING SPIDER-MAN, posted strong year-over-year gains globally.  This growth was more than offset by expected declines in TRANSFORMERS and BEYBLADE products following a strong 2011 for both lines.

Net revenues in the Games category increased 2% to $1.19 billion.  MAGIC: THE GATHERING, TWISTER, BATTLESHIP and Boys Action Gaming, including TRANSFORMERS BOT SHOTS and ANGRY BIRDS STAR WARS, all helped the category grow in 2012.

The Girls category net revenues increased 7% to $792.3 million.  FURBY was very successful in 2012 and will launch globally in 2013.  MY LITTLE PONY posted strong growth for the year and the addition of ONE DIRECTION to the Girls category was favorable.

Net revenues in the Preschool category declined 5% to $527.6 million.  The PLAYSKOOL HEROES line had a strong 2012 and PLAY-DOH product revenues grew in the year.  The category faced difficult comparisons against the initial launch of SESAME STREET products in 2011.

Hasbro will webcast its fourth quarter and full-year 2012 earnings conference call at 5:00 p.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.  Additionally, presentation slides associated with today's conference call are available on Hasbro's website at http://investor.hasbro.com.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF, LITTLEST PET SHOP and G.I. JOE.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on The Hub TV Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies," is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens" and was named in the top 10 of the Civic 50 for its efforts to improve the quality of life in the communities where it does business. Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns affecting the United States, Europe or any of the Company's other markets which can negatively impact the retail and/or credit markets, the financial health of the Company's retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives in an effective manner; (v) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes by the Company's customers in their purchasing or selling patterns; (viii) greater than expected costs, or unexpected delays or difficulties, associated with The Hub TV Network, the Company's joint venture television network with Discovery Communications, LLC, Hasbro Studios, or the creation of new content to appear on The Hub TV Network and elsewhere; (ix) consumer interest in and acceptance of The Hub TV Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) greater than expected costs or unexpected delays or difficulties associated with the creation of Hasbro's Gaming Center of Excellence and the execution of the Company's strategy for driving innovation and immersive play experiences in its gaming business; (xi) unexpected delays or difficulties in the Company's execution of its plans to drive growth and increased profitability in its U.S. and Canada business; (xii) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xiii) delays, increased costs or difficulties associated with any of our planned entertainment initiatives; (xiv) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xv) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xvi) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xvii) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xviii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xix) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xx) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xxi) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This press release also includes the Company's Consolidated and International segment net revenues, net earnings and earnings per share excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues, net earnings and earnings per share excluding the impact of exchange rate changes provides information that is helpful to an investor's understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company's control.  Further, the Company provided the 2012 and 2011 diluted earnings per share absent restructuring charges and favorable tax adjustment as well as 2012 and 2011 operating profit and operating profit margin absent restructuring charges to assist investors in understanding the comparability of the Company's results.

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	December 30, 2012	December 25, 2011
ASSETS
Cash and Cash Equivalents	$849,701	$641,688
Accounts Receivable, Net	1,029,959	1,034,580
Inventories	316,049	333,993
Other Current Assets	312,493	243,431
Total Current Assets	2,508,202	2,253,692
Property, Plant and Equipment, Net	230,414	218,021
Other Assets	1,586,771	1,659,061
Total Assets	$4,325,387	$4,130,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$224,365	$180,430
Payables and Accrued Liabilities	736,070	761,914
Total Current Liabilities	960,435	942,344
Long-term Debt	1,396,421	1,400,872
Other Liabilities	461,152	370,043
Total Liabilities	2,818,008	2,713,259
Total Shareholders' Equity	1,507,379	1,417,515
Total Liabilities and Shareholders' Equity	$4,325,387	$4,130,774

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Year Ended
(Thousands of Dollars and Shares Except Per Share Data)	December 30, 2012	% Net Revenues	December 25, 2011	% Net Revenues	December 30, 2012	% Net Revenues	December 25, 2011	% Net Revenues
Net Revenues	$1,283,529	100.0%	$1,329,338	100.0%	$4,088,983	100.0%	$4,285,589	100.0%
Costs and Expenses:
Cost of Sales	516,444	40.2%	591,483	44.5%	1,671,980	40.9%	1,836,263	42.8%
Royalties	89,515	7.0%	104,537	7.9%	302,066	7.4%	339,217	7.9%
Product Development	57,686	4.5%	47,351	3.5%	201,197	4.9%	197,638	4.6%
Advertising	142,900	11.1%	135,248	10.2%	422,239	10.3%	413,951	9.7%
Amortization of Intangibles	15,777	1.2%	14,269	1.1%	50,569	1.3%	46,647	1.1%
Program Production Cost
Amortization	15,850	1.3%	17,716	1.3%	41,800	1.0%	35,798	0.8%
Selling, Distribution
and Administration	245,202	19.1%	202,155	15.2%	847,347	20.7%	822,094	19.2%
Operating Profit	200,155	15.6%	216,579	16.3%	551,785	13.5%	593,981	13.9%
Interest Expense	22,573	1.8%	22,320	1.7%	91,141	2.2%	89,022	2.1%
Other (Income) Expense, Net	3,922	0.3%	5,115	0.4%	7,242	0.2%	18,566	0.4%
Earnings before Income Taxes	173,660	13.5%	189,144	14.2%	453,402	11.1%	486,393	11.4%
Income Taxes	43,361	3.3%	50,014	3.7%	117,403	2.9%	101,026	2.4%
Net Earnings	$130,299	10.2%	$139,130	10.5%	$335,999	8.2%	$385,367	9.0%

Per Common Share
Net Earnings
Basic	$1.00		$1.08		$2.58		$2.88
Diluted	$0.99		$1.06		$2.55		$2.82

Cash Dividends Declared	$0.36		$0.30		$1.44		$1.20

Weighted Average Number of Shares
Basic	129,824		129,126		130,067		133,823
Diluted	131,581		131,668		131,926		136,697

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Year Ended
(Thousands of Dollars)	December 30, 2012	December 25, 2011
Cash Flows from Operating Activities:
Net Earnings	$335,999	$385,367
Non-cash Adjustments	195,435	205,808
Changes in Operating Assets and Liabilities	3,362	(195,106)
Net Cash Provided by Operating Activities	534,796	396,069

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(112,091)	(99,402)
Other	5,919	(8,213)
Net Cash Utilized by Investing Activities	(106,172)	(107,615)

Cash Flows from Financing Activities:
Net Proceeds from Short-term Borrowings	43,106	167,339
Purchases of Common Stock	(98,005)	(423,008)
Stock-based Compensation Transactions	69,440	39,455
Dividends Paid	(225,464)	(154,028)
Other	(8,456)	(5,443)
Net Cash Utilized by Financing Activities	(219,379)	(375,685)

Effect of Exchange Rate Changes on Cash	(1,232)	1,123

Cash and Cash Equivalents at Beginning of Year	641,688	727,796
Cash and Cash Equivalents at End of Year	$849,701	$641,688

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	December 30, 2012	December 25, 2011	% Change	December 30, 2012	December 25, 2011	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$606,185	$592,794	2%	$2,116,297	$2,253,458	-6%
Operating Profit	89,494	50,830	76%	319,072	278,356	15%
Operating Margin	14.8%	8.6%		15.1%	12.4%

International Segment:
External Net Revenues	607,753	669,788	-9%	1,782,119	1,861,901	-4%
Operating Profit	105,224	137,822	-24%	215,489	270,578	-20%
Operating Margin	17.3%	20.6%		12.1%	14.5%

Entertainment and Licensing Segment:
External Net Revenues	65,812	64,089	3%	181,430	162,233	12%
Operating Profit	26,539	21,490	23%	53,191	42,784	24%
Operating Margin	40.3%	33.5%		29.3%	26.4%

International Segment Net Revenues by Major Geographic Region
Europe	$402,763	$464,141	-13%	$1,154,310	$1,254,427	-8%
Latin America	125,599	125,267	0%	362,689	334,887	8%
Asia Pacific	79,391	80,380	-1%	265,120	272,587	-3%
Total	$607,753	$669,788		$1,782,119	$1,861,901

Net Revenues by Product Class
Boys	$414,052	$536,271	-23%	$1,577,010	$1,821,544	-13%
Games	428,630	373,279	15%	1,192,090	1,169,672	2%
Girls	292,561	249,982	17%	792,292	741,394	7%
Preschool	148,286	169,806	-13%	527,591	552,979	-5%
Total Net Revenues	$1,283,529	$1,329,338		$4,088,983	$4,285,589

Reconciliation of EBITDA
Net Earnings	$130,299	$139,130		$335,999	$385,367
Interest Expense	22,573	22,320		91,141	89,022
Income Taxes	43,361	50,014		117,403	101,026
Depreciation	24,605	28,782		99,718	113,821
Amortization of Intangibles	15,777	14,269		50,569	46,647
EBITDA	$236,615	$254,515		$694,830	$735,883

Operating Profit, as Adjusted
	Year Ended
	December 30, 2012	% Net Revenues	December 25, 2011	% Net Revenues
Operating Profit, as Reported	$551,785	13.5%	$593,981	13.9%
Restructuring Charges	47,176	1.2%	14,385	0.3%
Operating Profit, as Adjusted	$598,961	14.7%	$608,366	14.2%

Net Earnings and Earnings per Share Excluding Restructuring Charges and Tax Benefit
	Year Ended
	December 30, 2012	Diluted Per Share Amount	December 25, 2011	Diluted Per Share Amount
Net Earnings, as Reported	$335,999	$2.55	$385,367	$2.82
Restructuring Charges, Net of Tax	34,762	0.26	9,178	0.07
2011 Tax Benefit	-	-	(20,477)	(0.15)
Net Earnings, as Adjusted	$370,761	$2.81	$374,068	$2.74